EXHIBIT 10.4

CELL KINETICS LTD.

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2007 EQUITY INCENTIVE PLAN
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Adopted:  July 29, 2007
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CELL KINETICS LTD.
2007 EQUITY INCENTIVE PLAN

1.	PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

1.1.
Purpose.  The purpose of this 2007 Equity Incentive Plan (the “Plan”) is to afford an incentive to employees, directors, officers, consultants, advisors, suppliers and any other person or entity whose services are considered valuable (collectively, the “Service Providers”) to Cell Kinetics Ltd., an Israeli company (the “Company”), or any Affiliate of the Company, which now exists or hereafter is organized or acquired by the Company, to continue as Service Providers, to increase their efforts on behalf of the Company or Affiliate and/or to promote the success of the Company's business, by providing such Service Providers with opportunities to acquire a proprietary interest in the Company by the issuance of Ordinary Shares of the Company or the shares of Common Stock of any U.S. successor entity of the Company (the “Shares’), and the grant of options to purchase Shares, restricted Shares awards (“Restricted Shares”), restricted Share units and other Share-based Awards pursuant to the Plan.

1.2.	Types of Awards. The Plan is intended to enable the Company to issue Awards under varying tax regimes, including, without limitation:

(i)
pursuant and subject to the provisions of Section 102 of the Ordinance, including without limitation the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5763-2003 (the “Rules”) or such other rules, regulations, orders or procedures promulgated thereunder, published by the Israeli Income Tax Authorities (the “ITA”) (such Awards, “102 Awards”). 102 Awards may either be granted to a Trustee or without a Trustee;

(ii)	pursuant to Section 3(9) of the Ordinance (such Awards, “3(9) Awards”);

(iii)	Restricted Shares;

(iv)
Incentive Stock Options within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted successor United States federal tax statute, as amended from time to time, to be granted to Service Providers who are citizens of the U.S. or deemed to be residents of the U.S. for purposes of taxation;

(v)	Nonqualified Stock Options;

(vi)	Stock Appreciation Rights; and

(vii)	other stock-based Awards pursuant to Section 12 hereof.

In addition to the issuance of Awards under the relevant tax regimes in the United States of America and the State of Israel, the Plan contemplates issuances to Grantees in other jurisdictions with respect to which the Committee is empowered to make the requisite adjustments in the Plan and set forth the relevant conditions in the Company’s agreement with the Grantee in order to comply with the requirements of the tax regimes in any such jurisdictions.

2.	DEFINITIONS.

2.1.
Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth therein or herein),  (ii) references to any law, constitution, statute, treaty, regulation, rule or ordinance, including any section or other part thereof shall refer to it as amended from time to time and shall include any successor law,  (iii) reference to a person shall means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof,  (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Plan in its entirety and not to any particular provision hereof and  (v) all references herein to Sections shall be construed to refer to Sections to this Plan.

2.2.	Defined Terms. The following terms shall have the meanings ascribed to them in this Section 2:

2.2.1.
“Affiliate” shall mean an affiliate of, or person affiliated with, a specified person or company or other trade or business that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.  For the purpose of Awards granted pursuant to Section 102, “Affiliate” shall mean also an “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2.2.
“Applicable Law” shall mean any applicable law, rule, regulation, statute, pronouncement, policy, interpretation, judgment, order or decree of any federal, provincial, state or local governmental, regulatory or adjudicative authority or agency, of any jurisdiction, and the rules and regulations of any stock exchange or trading system on which the Shares are then traded or listed.

2.2.3.
“Award” shall mean any Option, Restricted Share, RSU, Stock Appreciation Right or any other Share-based award, granted to a Grantee under the Plan and any Share issued pursuant to the exercise thereof.

2.2.4.	“Board” shall mean the Board of Directors of the Company.

2.2.5.	“Bonus Shares” shall mean any shares of capital stock of the Company distributed to existing stockholders of the Company as a result of a dividend, stock split or other similar distribution.

2.2.6.	“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

2.2.7.	“Committee” shall mean a committee established or designated by the Board to administer the Plan, subject to Section 3.1.

2.2.8.	“Companies Law” shall mean the Israel Companies Law–1999 and the regulations promulgated thereunder, all as amended from time to time.

2.2.9.	“Controlling Shareholder” shall have the meaning set forth in Section 32(9) of the Ordinance.

2.2.10.
“Disability” shall mean (i) the inability of a Grantee to engage in any substantial gainful activity on behalf of the Company by reason of any medically determinable physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than 6 months, as determined by a medical doctor satisfactory to the Committee or, if applicable,  (ii) a “permanent and total disability” as defined in Section 22(e)(3) of the Code.

2.2.11.
“Employee” shall mean a person who is employed by the Company or any of its Affiliates, including, for the purpose of Section 102, an individual who is serving as an office holder (as defined under the Companies Law), but excluding any Controlling Shareholder.

2.2.12.
“Exercise Period” shall mean the period, commencing on the date of grant of an Option, during which an Option shall be exercisable, subject to any vesting provisions thereof and the termination provisions hereof or as set forth in the individual Option Agreement evidencing such Option.

2.2.13.	“Exercise Price” shall mean the exercise price for each Share covered by an Option.

2.2.14.
“Fair Market Value” per share as of a particular date shall mean (i) the closing sales price per Share on the securities exchange on which the Shares are principally traded for the last preceding date on which there was a sale of such Shares on such exchange; or (ii) if the Shares are listed on The Nasdaq Global Market, the closing sales price per Share on The Nasdaq Global Market on the last preceding date on which there was a sale of such Share on The Nasdaq Global Market; or (iii) if the Shares are then traded in another over-the-counter market, the closing sales price per Share in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market; (iv) if the Shares are not then listed on a securities exchange or market or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine which determination shall be conclusive and binding on all parties, and shall be made after such consultations with outside legal, accounting and other experts as the Committee may deem advisable.  The Committee shall maintain a written record of its method of determining such value.  If the Shares are listed or quoted on more than one established stock exchange or national market system, the Committee shall determine the appropriate exchange or system for the purpose of determination of Fair Market Value.

2.2.15.	“Grantee” shall mean a person who receives a grant of Award under the Plan, and who at the time of grant is a Service Provider of the Company or any Affiliate thereof.

2.2.16.	“Non-Employee” shall mean a consultant, adviser, director, Controlling Shareholder or any other Service Provider who is not an Employee.

2.2.17.
“Nonqualified Stock Option” shall mean any Option granted to a Service Provider who is a citizen of the U.S. or deemed to be a resident of the U.S. for purposes of taxation or who is subject to U.S. taxation, which Option is not designated as, or does not meet the conditions for, an Incentive Stock Option.

2.2.18.
“Options” shall mean all options to purchase Shares granted as 102 Awards, 3(9) Awards, Incentive Stock Options and Non-Qualified Stock Options, as well as options to purchase Shares issued under other tax regimes as may be set forth in the Company’s agreement with the applicable Grantee.

2.2.19.	“Ordinance” shall mean the Israeli Income Tax Ordinance (New Version) 1961, and the regulations promulgated thereunder, all as amended from time to time.

2.2.20.
“Parent” shall mean any company (other than the Company), which now exists or is hereafter organized, (i) in an unbroken chain of companies ending with the Company if, at the time of granting an Award, each of the companies (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain, or, if applicable, (ii) as defined in Section 424(e) of the Code.

2.2.21.
“Qualifying Performance Criteria” shall mean any one or more of the following performance criteria applied to either the Company as a whole or to a business unit or Subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment share, (q) product cost reduction, (r) book value, (s) debt/capital ratio, (t) capital expenditures, (u) price/earnings growth, (v) production milestones, (w) research and development milestones or (x) any combination of the foregoing. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles or such other laws or provisions affecting reported results, (iv) accruals for reorganization or restructuring, and (v) other extraordinary or unusual non-recurring items, events or circumstances.

2.2.22.
“Retirement” shall mean a Grantee's retirement pursuant to Applicable Law or in accordance with the terms of any tax-qualified retirement plan maintained by the Company or any of its Affiliates in which the Grantee participates.

2.2.23.	“Securities Act” shall mean United States Securities Act of 1933, as amended.

2.2.24.
 “Subsidiary” shall mean any company (other than the Company), which now exists or is hereafter organized or acquired by the Company, (i) in an unbroken chain of companies beginning with the Company if, at the time of granting an Award, each of the companies other than the last company in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain, or, if applicable, (ii) as defined in Section 424(f) of the Code.

2.2.25.
“Stock Appreciation Right” or “SAR” shall mean a right to receive, in cash or shares (as determined by the Committee), value with respect to a specific number of shares equal to or otherwise based on the excess of (i) the Fair Market Value of a share at the time of exercise over (ii) the exercise price of the right (which shall be no less than the Fair Market Value of a share on the date of grant of the right), subject to such terms and conditions as are expressed in the document(s) evidencing the Award (the “SAR Agreement”).

2.2.26.
“Ten Percent Shareholder” shall mean a Grantee who, at the time an Incentive Stock Option is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary.

2.2.27.
“Trustee” shall mean the trustee appointed by the Committee or the Board, as the case may be, to hold the respective Options, Restricted Shares, RSU’s, Shares and any other Share-based Awards pursuant to the Plan (and, in relation with 102 Awards, approved by the Israeli tax authorities pursuant to Section 102 and the Rules), if so appointed.

2.3.	Other Defined Terms. The following terms shall have the meanings ascribed to them in the Sections set forth below:

Term	Section
102 Awards	1.2(i)
102 Capital Gains Track Options	9.1
102 Non-Trustee Options	9.2
102 Ordinary Income Track Options	9.1
102 Trustee Options	9.1
3(9) Awards	1.2(ii)
Cause	6.6.3
Company	1.1
Effective Date	25.1
Election	9.2
Eligible 102 Grantees	4.2
ISO Shares	8.4

ITA	1.2(i)
Market Stand-Off Merger/Sale	14.2
Option Agreement	6
Plan	1.1
Required Holding Period	9.4
Restricted Period	11.4
Restricted Share Agreement	11
Restricted Share Unit Agreement	12.1
Restricted Shares	1.1
RSU	12.1
Rules	1.2(i)
Service Provider(s)	1.1
Share	1.1
Successor Corporation	14.2.1
Withholding Obligations	18.3

3.	ADMINISTRATION.

3.1.
To the extent permitted under Applicable Law and the Memorandum of Association, Articles of Association and any other governing document of the Company, the Plan shall be administered by the Committee. In the event that the Board does not create a committee to administer the Plan, the Plan shall be administered by the Board in its entirety. In the event that an action necessary for the administration of the Plan is required under law to be taken by the Board, then such action shall be so taken by the Board. In any such event, all references herein to the Committee shall be construed as references to the Board.

3.2.
The Committee shall consist of two or more directors of the Company, as determined by the Board, who are “outside directors” within the meaning of Section 162(m) of the Code and who are “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the United States Securities Exchange Act of 1934, as amended. The Board shall appoint or shall have appointed the members of the Committee, may from time to time remove members from, or add members to, the Committee, and shall fill vacancies in the Committee however caused, provided that the composition of the Committee shall at all times be in compliance with any mandatory requirements of Applicable Law.  The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine.  The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable and subject to requirements of Applicable Law.  Notwithstanding the foregoing, the Committee shall be the standing Compensation Committee of the Company provided that such Compensation Committee satisfies the requirements of a “Committee” set forth herein.

3.3.
Subject to the terms and conditions of this Plan and any mandatory provisions of Applicable Law, and in addition to the Committee's powers contained elsewhere in this Plan, the Committee shall have full authority in its discretion, from time to time and at any time, to determine any of the following, or to recommend to the Board any of the following if it is not authorized to take such action according to Applicable Law:

(i)	eligible Grantees,

(ii)
grants of Awards and setting the terms and provisions of Option Agreements, Restricted Share Agreements, Restricted Share Unit Agreements (none of which need be identical) and any other agreements or instruments under which Awards are made, including, but not limited to, the number of Shares underlying each Award,

(iii)	the time or times at which Awards shall be granted,

(iv)	the schedule and conditions on which Awards may be exercised,

(v)	the Exercise Price,

(vi)	to interpret the Plan,

(vii)	prescribe, amend and rescind rules and regulations relating to and for carrying out the Plan, as it may deem appropriate,

(viii)	the Fair Market Value of the Shares,

(ix)	the tax track (capital gains, ordinary income track or any other track available under the Section 102 of the Ordinance) for the purpose of 102 Awards, and

(x)	any other matter which is necessary or desirable for, or incidental to, the administration of the Plan and any Award thereunder.

3.4.
Grants of Awards shall be made pursuant to written notice to Grantees setting forth the terms of the Award. Such notice shall designate the type of Award as one of the following: (i) a 102 Award granted to a Trustee (either as a 102 Award (capital gain track) with Trustee or a 102 Award (ordinary income track) with Trustee), (ii) a 102 Award without a Trustee, (iii) a 3(9) Award, (iv) Incentive Stock Option, (v) Nonqualified Stock Option, (vi) Restricted Shares, (vii) Restricted Share Units, (vii) Stock Appreciation Rights, or (viii) any other type of Award.  Notwithstanding the foregoing, written notice may be substituted by delivery of the applicable written Award agreement evidencing the Award.

3.5.
Subject to the mandatory provisions of Applicable Law, the grant of any Award, whether by the Committee or the Board,  shall be deemed to include an authorization of the issuance of shares upon the due exercise thereof.

3.6.
The authority granted hereunder includes the authority to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside Israel, to recognize differences in local law, tax policy or custom, in order to effectuate the purposes of the Plan but without amending the Plan.  To the extent permitted by Applicable Law, the Committee shall have the authority to grant, in its discretion, to the holders of an outstanding Award, in exchange for the surrender and cancellation of such Award, a new Award having an Exercise Price lower than provided in the Award so surrendered and cancelled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan or to set a new Exercise Price for the same Award lower than that previously provided in the Award.

3.7.
All decisions, determination and interpretations of the Committee shall be final and binding on all Grantees of any Awards under this Plan, unless otherwise determined by the Board.  No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.	ELIGIBILITY.

4.1.
Awards may be granted to Service Providers of the Company and any Affiliate of the Company, taking into account the qualification under each tax regime pursuant to which such Awards are granted.  A person who has been granted an Award hereunder may be granted additional Awards, if the Committee shall so determine, subject to the limitations herein.  In determining the persons to whom Awards shall be granted and the number of Shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan.

4.2.
Subject to Applicable Law, 102 Awards may not be granted to Controlling Shareholders and may only be granted to Employees, including officers, and Non-Employee directors, of the Company or any Affiliate thereof, who are Israeli residents (“Eligible 102 Grantees”).  Awards to Eligible 102 Grantees in Israel shall be 102 Awards.  Eligible 102 Grantees may receive only 102 Awards, which may either be grants to a Trustee or grants under Section 102 without a Trustee.  Unless otherwise permitted by the Ordinance and the Rules, no 102 Awards to a Trustee may be granted until the expiration of thirty (30) days after the requisite filings under the Ordinance and the Rules have been appropriately made with the ITA.

4.3.	Subject to Applicable Law, Non-Employees who are Israeli residents and are not Eligible 102 Grantees may only be granted 3(9) Awards under this Plan.

5.	SHARES.

The initial number of Shares reserved for the grant of Awards under the Plan shall be 1,400,000 Shares.  The aggregate number of Shares granted under Awards under the Plan to any one Grantee during any calendar year shall not exceed the number of Shares authorized for issuance under the Plan and available for grant.  Any Share underlying an Award granted hereunder which has expired, or was cancelled or terminated or forfeited for any reason without having been exercised, shall be automatically, and without any further action on the part of the Company or any Grantee, returned to the “pool” of reserved Shares hereunder and shall again be available for grant for the purposes of this Plan (unless this Plan shall have been terminated) or unless the Board determines otherwise.  The Board may, subject to any other approvals required under any Applicable Law, increase or decrease the number of Shares to be reserved under the Plan.  Such Shares may, in whole or in part, be authorized but unissued Shares, or Shares that shall have been or may be reacquired by the Company (to the extent permitted pursuant to the Companies’ Law) or by a trustee appointed by the Board under the relevant provisions of the Ordinance, the Companies Law or any equivalent provision.  Any Shares which are not subject to outstanding Awards at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

6.	TERMS AND CONDITIONS OF OPTIONS.

Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee or a written notice delivered by the Company and accepted by the Grantee (the “OptionAgreement”), in such form and containing such terms and conditions as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Option Agreement or the terms referred to in Sections 9 and 10 below.  Notwithstanding the foregoing, such Options shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Option Agreements entered into under the Plan need not be identical.

6.1.	Number of Shares. Each Option Agreement shall state the number of Shares covered by the Option.

6.2.
Type of Option. Each Option Agreement shall specifically state the type of Option granted thereunder and whether it constitutes an Incentive Stock Option, Nonqualified Stock Option, 102 Option Award and the relevant track, 3(9) Option Award, or otherwise.

6.3.
Exercise Price. Each Option Agreement shall state the Exercise Price, which in the case of an Incentive Stock Option, shall  not be less than one hundred percent (100%) of the Fair Market Value of the Shares covered by the Option on the date of grant or such other amount as may be required pursuant to the Code. In the case of any other Option, the per share Exercise Price shall be equal to the amount determined by the Committee. In the case of an Incentive Stock Option granted to any Ten-Percent Shareholder, the Exercise Price shall not be less than 110% of the Fair Market Value of the Shares covered by the Option on the date of grant.  In no event shall the Exercise Price of an Option be less than the par value of the Shares for which such Option is exercisable.  Subject to Section 0 and to the foregoing, to the extent permitted by Applicable Law, the Committee may reduce the Exercise Price of any outstanding Option.. The Exercise Price shall also be subject to adjustment as provided in Section 14 hereof.

6.4.
Manner of Exercise. An Option may be exercised, as to any or all Shares as to which the Option has become exercisable, by written notice delivered in person or by mail to the Secretary of the Company or to such other person as determined by the Company, specifying the number of Shares with respect to which the Option is being exercised, accompanied by payment of the Exercise Price for such Shares in the manner specified in the following sentence.  The Exercise Price shall be paid in full with respect to each Share, at the time of exercise, either in (i) cash, (ii) if the Company’s Shares are publicly traded, all or part of the Exercise Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company or the Trustee, (iii) if the Company’s shares are publicly traded, all or part of the Exercise Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company or the Trustee, or (iv) in such other manner as the Company shall implement from time to time, which may include procedures for cashless exercise.

6.5.
Term and Vesting of Options. Each Option Agreement shall provide the vesting schedule for the Option as determined by the Committee. To the extent permitted under Applicable Law, the Committee shall have the authority to determine the vesting schedule and accelerate the vesting of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. The Option Agreement may contain performance goals and measurements, and the provisions with respect to any Option need not be the same as the provisions with respect to any other Option. The Exercise Period of an Option will be specified in the Option Agreement but in no event shall the Exercise Period exceed ten (10) years from the date of grant of the Option; provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, such Exercise Period shall not exceed five (5) years from the date of grant of such Option (as further described in Section 8.2 of this Plan). At the expiration of the Exercise Period, all unexercised Options shall become null and void.

6.6.	Termination.

6.6.1.
Except as provided in this Section 6.6 and in Section 6.7 hereof, an Option may not be exercised unless the Grantee is then in the employ of or maintaining a director, officer, consultant, advisor or supplier relationship with the Company or a Subsidiary or Affiliate thereof or, in the case of an Incentive Stock Option, a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies, and unless the Grantee has remained continuously so employed or in the director, officer, supplier, consultant, or advisor relationship since the date of grant of the Option.  In the event that the employment or director, officer or consultant, advisor or supplier relationship of a Grantee shall terminate (other than by reason of death, Disability or Retirement), (a) in the event that the Grantee has been continuously employed by the Company or a Subsidiary thereof for six (6) years or more as of such termination, all Options of such Grantee that are vested and exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised until the termination date of each such Option in accordance with its terms (or such different period as the Committee shall prescribe), and (b) in the event that the Grantee has been continuously employed by the Company or a Subsidiary thereof for less than six (6) years as of such termination, all Options of such Grantee that are vested and exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within up to ninety (90) days after the date of such termination (or such different period as the Committee shall prescribe); provided, however, with respect to clauses (a) and (b) above, that if the Company (or the Subsidiary or Affiliate, when applicable) shall terminate the Grantee’s employment or service for Cause (as defined below) or if following the Grantee’s termination of employment or service, circumstances arise or are discovered with respect to the Grantee that would have constituted Cause for termination of his or her employment or service, all Options theretofore granted to such Grantee (whether vested or not) shall, to the extent not theretofore exercised, terminate on the date of such termination (or on which such circumstance arise or are discovered, as the case may be) unless otherwise determined by the Committee.  Notwithstanding the foregoing, an Option may be exercised by a Grantee subsequent to their employment or other relationship with the Company or a Subsidiary if so determined by the Committee in its sole discretion.

6.6.2.
In the case of a Grantee whose principal employer is a Subsidiary or an Affiliate, the Grantee’s employment shall also be deemed terminated for purposes of this Section 6.6 as of the date on which such principal employer ceases to be a Subsidiary or Affiliate.  Notwithstanding anything to the contrary, the Committee, in its absolute discretion may, on such terms and conditions as it may determine appropriate, extend the periods for which the Options held by any individual may continue to vest and be exercisable; provided, that such Options may lose their status as Incentive Stock Options under applicable law and be deemed Nonqualified Stock Options in the event that the period of vesting and/or exercisability of any option is extended beyond the later of: (i) one hundred and eighty (180) days after the date of cessation of employment or performance of services; or (ii) the applicable period under Section 6.7 below.

6.6.3.
For purposes of this Plan, the term “Cause” shall mean any of the following: (a) fraud, embezzlement or felony or similar act by the Grantee; (b) an act of moral turpitude by the Grantee, or any similar act, to the extent that such act causes significant injury to the reputation, business or business relationship of the Company (or a Subsidiary or Affiliate thereof); (c) any breach by the Grantee of an agreement between the Company or any Subsidiary or Affiliate thereof and the Grantee (including breach of confidentiality, non-competition or non-solicitation covenants); or (d) any circumstances that constitute grounds for termination for cause under the Grantee’s employment, consulting or service agreement with the Company or Subsidiary or Affiliate, to the extent applicable, or under any policies in effect relating to employment by the Company or any of its Subsidiaries or Affiliates known by or that should have been known by the Grantee.

6.7.
Death, Disability or Retirement of Grantee. If a Grantee shall die while employed by, or performing service for, the Company or an Affiliate, or die within the one (1) year period after the date of termination of such Grantee's employment or service (or within such different period as the Committee may have provided pursuant to Section 6.6 hereof), or if the Grantee's employment or service shall terminate by reason of Disability, (a) in the event that the Grantee has been continuously employed by the Company or a Subsidiary thereof for six (6) years or more as of such termination, all Options theretofore granted to such Grantee may (to the extent otherwise vested and exercisable and unless earlier terminated in accordance with their terms), be exercised by the Grantee or by the Grantee’s estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by result of death or disability of the Grantee, at any time until the termination date of each such Option in accordance with its terms (or such different period as the Committee shall prescribe), and (b) in the event that the Grantee has been continuously employed by the Company or a Subsidiary thereof for less than six (6) years as of such termination, all Options theretofore granted to such Grantee may (to the extent otherwise vested and exercisable and unless earlier terminated in accordance with their terms), be exercised by the Grantee or by the Grantee's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by result of death or Disability of the Grantee, at any time within one (1) year after the death or Disability of the Grantee (or such different period as the Committee shall prescribe).  In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or Disabled Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option.  In the event that the employment or service of a Grantee shall terminate on account of such Grantee's Retirement, (a) in the event that the Grantee has been continuously employed by the Company or a Subsidiary thereof for six (6) years or more as of such termination, all Options of such Grantee that are vested and exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised until the termination date of each such Option in accordance with its terms (or such different period as the Committee shall prescribe), and (b) in the event that the Grantee has been continuously employed by the Company or a Subsidiary thereof for less than six (6) years as of such termination, all Options of such Grantee that are exercisable at the time of such Retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within the three (3) month period after the date of such Retirement (or such different period as the Committee shall prescribe).

6.8.
Suspension of Vesting. Unless the Board of Directors or the Committee provides otherwise, vesting of Options granted hereunder shall be suspended during any unpaid leave of absence, other than in the case of any (a) leave of absence which was pre-approved by the Company, (b) maternity leave in accordance with Company policy in effect from time to time or (c) transfers between locations of the Company or between the Company, any Affiliate, or any respective successor thereof.

6.9.	INTENTIONALLY OMITTED

6.10.
Other Provisions. The Option Agreement evidencing Awards under the Plan shall contain such other terms and conditions not inconsistent with the Plan as the Committee may determine, at or after the date of grant, including without limitation, provisions in connection with the restrictions on transferring the Awards, which shall be binding upon the Grantees, and other terms and conditions as the Committee shall deem appropriate.

7.	NONQUALIFIED STOCK OPTIONS.

Options granted pursuant to this Section 7 are intended to constitute Nonqualified Stock Options and shall be subject to the general terms and conditions specified in Section 6 hereof and other applicable provisions of the Plan, except for any provisions of the Plan applying to Options under different tax laws or regulations.

8.	INCENTIVE STOCK OPTIONS.

Options granted pursuant to this Section 8 are intended to constitute Incentive Stock Options and shall be granted subject to the following special terms and conditions, the general terms and conditions specified in Section 6 hereof and other applicable provisions of the Plan, except for any provisions of the Plan applying to Options under different tax laws or regulations:

8.1.
Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options granted under this Plan and all other option plans of any Subsidiary or Affiliate become exercisable for the first time by each Grantee during any calendar year shall not exceed one hundred thousand United States dollars ($100,000) with respect to such Grantee.  To the extent that the aggregate Fair Market Value of Shares with respect to which the Incentive Stock Options are exercisable for the first time by any Grantee during any calendar years exceeds one hundred thousand United States dollars ($100,000), such Options shall be treated as Nonqualified Stock Options.  The foregoing shall be applied by taking options into account in the order in which they were granted, with the Fair Market Value of any Share to be determined at the time of the grant of the Option.  In the event the foregoing results in the portion of an Incentive Stock Option exceeding the one hundred thousand United States dollars ($100,000) limitation, only such excess shall be treated as a Nonqualified Stock Option.

8.2.
Ten Percent Shareholder. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, (i) the Exercise Price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant of such Incentive Stock Option, and (ii) the Exercise Period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

8.3.
Incentive Stock Option Lock-Up Period. No disposition of Shares received pursuant to the exercise of Incentive Stock Options (“ISO Shares”), shall be made by the Grantee within 2 years from the date of grant, nor within 1 year after the transfer of such ISO Shares to him. To the extent that the Grantee violates the aforementioned limitations, the Incentive Stock Options shall be deemed to be Nonqualified Stock Options.

8.4.
Approval. The status of any ISO Shares shall be subject to approval of the Plan by the Company’s shareholders, such approval to be provided 12 months before or after the date of adoption of the Plan by the Board of Directors.

8.5.
Exercise Following Termination. Notwithstanding anything else in this Plan to the contrary, Incentive Stock Options that are not exercised within ninety (90) days following termination of Grantee’s employment in the Company or its Affiliates and Subsidiaries, or within one year in case of termination of Grantee’s employment in the Company or its Affiliates and Subsidiaries due to a disability (within the meaning of section 22(e)(3) of the Code), shall be deemed to be Nonqualified Stock Options.

8.6.
Adjustments to Incentive Stock Options. Any Option Agreement providing for the grant of Incentive Stock Options shall indicate that adjustments made pursuant to the Plan with respect to Incentive Stock Options could constitute a “modification” of such Incentive Stock Options (as that term is defined in Section 424(h) of the Code) or could cause adverse tax consequences for the holder of such Incentive Stock Options and that the holder should consult with his or her tax advisor regarding the consequences of such “modification” on his or her income tax treatment with respect to the Incentive Stock Option.

8.7.
Notice to Company of Disqualifying Disposition. Each Grantee who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Grantee makes a Disqualifying Disposition of any Shares acquired upon exercise of an Incentive Stock Option (“ISO Shares”). A “Disqualifying Disposition” is any disposition (including any sale) of such Shares before the later of (i) two years after the date the Grantee was granted the Incentive Stock Option, or (ii) one year after the date the Grantee acquired Shares by exercising the Incentive Stock Option.  If the Grantee dies before such ISO Shares are sold, these holding period requirements do not apply and no disposition of the Shares acquired upon exercise of the Incentive Stock Option will be deemed a Disqualifying Disposition.

9.	102 OPTION AWARDS.

9.1.
Options granted pursuant to this Section 9 are intended to be granted pursuant to Section 102 of the Ordinance pursuant to either (a) Section 102(b)(2) thereof as capital gains track options (“102 Capital Gains Track Options”), or  (b) Section 102(b)(1) thereof as ordinary income track options (“102 Ordinary Income Track Options”; together with 102 Capital Gains Track Options, “102 Trustee Options”).  102 Trustee Options shall be granted subject to the following special terms and conditions contained in this Section 9, the general terms and conditions specified in Section 6 hereof and other applicable provisions of the Plan.

9.2.
The Company may grant only one type of 102 Trustee Option at any given time to all Grantees who are to be granted 102 Trustee Options pursuant to this Plan, and shall file an election with the ITA regarding the type of 102 Trustee Option it elects to grant before the first date of grant of any 102 Trustee Options (the “Election”).  Such Election shall also apply to any Bonus Shares received by any Grantee as a result of holding the 102 Trustee Options.  The Company may change the type of 102 Trustee Option that it elects to grant only after the passage of at least 12 months from the end of the year in which the first grant was made in accordance with the previous Election, or as otherwise provided by Applicable Law.  Any Election shall not prevent the Company from granting Options pursuant to Section 102(c) of the Ordinance without a Trustee (“102 Non-Trustee Options”).

9.3.
Each 102 Trustee Option will be deemed granted on the date stated in a written notice to be provided by the Company or in the Option Agreement, provided that on or before such date all actions required to be taken under Applicable Law shall have been taken, including, without limitation, (i) the Company has provided such notice to the Trustee and (ii) the Grantee has signed all documents required pursuant to Applicable Law and under the Plan.

9.4.
Each 102 Trustee Option, each Share issued pursuant to the exercise of any 102 Trustee Option, and any rights granted thereunder, including, without limitation, Bonus Shares, shall be allotted and issued to and registered in the name of the Trustee and shall be held in trust for the benefit of the Grantee for a period of not less than the requisite period prescribed by the Ordinance and the Rules or such longer period as set by the Committee (the “Required Holding Period”).  In the event that the requirements under Section 102 to qualify an Option as a 102 Trustee Option are not met, then the Option may be treated as a 102 Non-Trustee Option, all in accordance with the provisions of Section 102 and the Rules.  After termination of the Required Holding Period, the Trustee may release such 102 Trustee Option and any such Shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Grantee has paid any applicable taxes due pursuant to the Ordinance or  (ii) the Trustee and/or the Company and/or its Affiliate withholds any applicable taxes due pursuant to the Ordinance arising from the 102 Trustee Options and/or any Shares allotted or issued upon exercise of such 102 Trustee Options.  The Trustee shall not release any 102 Trustee Options or Shares issued upon exercise thereof prior to the payment in full of the Grantee’s tax liabilities arising from such 102 Trustee Options and/or Shares or the withholding referred to in (ii) above.

9.5.
Each 102 Trustee Option shall be subject to the relevant terms of the Ordinance and the Rules, which shall be deemed an integral part of the 102 Trustee Option and shall prevail over any term contained in the Plan or Option Agreement which is not consistent therewith.  Any provision of the Ordinance, the Rules and any approvals by the Income Tax Commissioner not expressly specified in this Plan or Option Agreement which, as determined by the Committee, are necessary to receive or maintain any tax benefit pursuant to Section 102 shall be binding on the Grantee.  The Grantee granted a 102 Trustee Option shall comply with the Ordinance and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee.  The Grantee agrees to execute any and all documents, which the Company and/or its Affiliates and/or the Trustee may reasonably determine to be necessary in order to comply with the Ordinance and the Rules.

9.6.
During the Required Holding Period, the Grantee shall not release from trust or sell, assign, transfer or give as collateral, the Shares issuable upon the exercise of a 102 Trustee Option and/or any securities issued or distributed with respect thereto, until the expiration of the Required Holding Period.  Notwithstanding the above, if any such sale or release occurs during the Required Holding Period, it may result in adverse tax consequences to the Grantee under Section 102 of the Ordinance and the Rules, which shall apply to and shall be borne solely by such Grantee.  Subject to the foregoing, the Trustee may, pursuant to a written request from the Grantee, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such release or transfer: (i) payment has been made to the ITA of all taxes required to be paid upon the release and transfer of the Shares, and confirmation of such payment has been received by the Trustee and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, the applicable Option Agreement and any Applicable Law.

9.7.
If a 102 Trustee Option is exercised during the Required Holding Period, the Shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Grantee.  If such 102 Trustee Option is exercised after the expiration of the Required Holding Period, the Shares issued upon such exercise shall, at the election of the Grantee, either (i) be issued in the name of the Trustee, or (ii) be issued to the Grantee, provided that the Grantee first complies with all applicable provisions of the Plan and all taxes with respect thereto shall have been fully paid to the ITA.

9.8.
The foregoing provisions of this Section 9 relating to 102 Trustee Options shall not apply with respect to 102 Non-Trustee Options, which shall, however, be subject to the relevant provisions of Section 102 and the Rules.

9.9.
Upon receipt of a 102 Trustee Option, the Grantee shall sign an undertaking to release the Trustee from any liability with respect to any action or decision duly taken and executed in good faith by the Trustee in relation to the Plan, or any 102 Trustee Option or Share granted to such Grantee thereunder.

9.10.
With respect to 102 Non-Trustee Options, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the Rules, regulation or orders promulgated thereunder.

10.	3(9) OPTION AWARD.

10.1.
Options granted pursuant to this Section 10 are intended to constitute 3(9) Option Awards and shall be granted subject to the general terms and conditions specified in Section 6 hereof and other applicable provisions of the Plan, except for any provisions of the Plan applying to Options under different tax laws or regulations.~~.~~

10.2.
To the extent required by the Ordinance or the ITA or otherwise deemed by the Committee prudent or advisable in its sole discretion, the 3(9) Option Awards granted pursuant to the Plan shall be issued to a Trustee nominated by the Committee in accordance with the provisions of the Ordinance.  In such event, the Trustee shall hold such Options in trust, until exercised by the Grantee, pursuant to the Company's instructions from time to time as set forth in a trust agreement, which will be entered into between the Company and the Trustee.  If determined by the Board or the Committee, and subject to such trust agreement, the Trustee shall be responsible for withholding any taxes to which a Grantee may become liable upon the exercise of Options.

11.	RESTRICTED SHARES.

The Committee may award Restricted Shares to any eligible Grantee, including under Section 102 of the Ordinance. In case of Restricted Shares granted under Section 102 of the Ordinance, all of the provisions under

Section 9 above shall apply mutatis mutandis, with respect to the grant of Restricted Shares (other than with respect to Section 9.10 which shall not apply), all as determined under Section 102 of the Ordinance, the Rules or any such other rules, regulations, orders or procedures promulgated thereunder, including without limitation the Required Holding Period. Each Award of Restricted Shares under the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Restricted Share Agreement”), in such form as the Committee shall from time to time approve. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Agreements entered into under the Plan need not be identical. The Restricted Share Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Restricted Share Agreement:

11.1.	Number of Shares. Each Restricted Share Agreement shall state the number of Shares covered by an Award.

11.2.
Purchase Price. Each Restricted Share Agreement may state an amount of purchase price, if any, to be paid by the Grantee in consideration for the issuance of the Restricted Shares and the terms of payment thereof, which may include payment by issuance of promissory notes or other evidence of indebtedness on such terms and conditions as determined by the Committee; provided that in no event shall payment be made by issuance of any evidence of indebtedness if such issuance would be a violation of Applicable Law.

11.3.
Vesting. Each Restricted Share Agreement shall provide the vesting schedule for the Restricted Shares as determined by the Committee, provided that (to the extent permitted under Applicable Law) the Committee shall have the authority to determine the vesting schedule based on the passage of time and/or such performance criteria as deemed appropriate by the Committee. Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Shares that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Restricted Shares Award is granted.

11.4.
Restrictions. Except as otherwise provided in Section 15.1 hereof, Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine from the date on which the Award is granted (the “Restricted Period”). The Committee may also impose such additional or alternative restrictions and conditions on the Restricted Shares, as it deems appropriate, including the satisfaction of performance criteria. Such performance criteria may include, but are not limited to, sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Committee.  Certificates for shares issued pursuant to Restricted Share Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect.  Such certificates may, if so determined by the Committee, be held in escrow by an escrow agent appointed by the Committee, or, if a Restricted Share Award is made pursuant to Section 102, by the Trustee.  In determining the Restricted Period of an Award the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded Restricted Shares on successive anniversaries of the date of such Award.  To the extent required by the Ordinance or the ITA, the Restricted Shares issued pursuant to Section 102 of the Ordinance shall be issued to the Trustee in accordance with the provisions of the Ordinance and the Restricted Shares shall be held for the benefit of the Grantee for such period as may be required by the Ordinance.

11.5.
Adjustment of Performance Goals. The Committee may adjust performance goals to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or the exclusion of the impact of extraordinary or unusual items, events or circumstances.  The Committee also may adjust the performance goals by reducing the amount to be received by any Grantee pursuant to an Award if and to the extent that the Committee deems it appropriate.  Notwithstanding the foregoing, no adjustment shall be made to any Qualifying Performance Criteria if such adjustment would cause the compensation to cease to qualify as “performance-based compensation” under Section 162(m) of the Code.

11.6.
Forfeiture. Subject to such exceptions as may be determined by the Committee from time to time in its sole discretion, if the Grantee's continuous employment with the Company or any Subsidiary shall terminate for any reason prior to the vesting date or expiration of the Restricted Period of an Award or, if applicable, prior to the payment in full of the purchase price of any Restricted Shares with respect to which the vesting date or the Restricted Period has expired, any shares remaining subject to vesting or restrictions or with respect to which the purchase price has not been paid in full, shall thereupon be forfeited and shall be deemed transferred to, and reacquired by, or cancelled by, as the case may be, the Company at no cost to the Company, subject to all Applicable Laws.  Upon forfeiture of Restricted Shares, the Grantee shall have no further rights with respect to such Restricted Shares.

11.7.
Ownership. During the Restricted Period the Grantee shall possess all incidents of ownership of such Restricted Shares, subject to Section 11.4, including the right to vote and receive dividends with respect to such shares.  All distributions, if any, received by a Grantee with respect to Restricted Shares as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

12.	RESTRICTED SHARE UNITS.

12.1.
A restricted Share unit (an “RSU”) is an Award covering a number of Shares that is settled by issuance of those Shares or cash equal to the Fair Market Value of those Shares.  An RSU may be awarded to any eligible Grantee, including under Section 102 of the Ordinance.  In the event an RSU is awarded to an eligible Grantee under Section 102 of the Ordinance, all of the provisions under Section 9 above shall apply, mutatis mutandis, with respect to the grant of an RSU award (other than with respect to Section 9.10, which shall not apply), all as determined under Section 102 of the Ordinance, the Rules or any such other rules, regulations, orders or procedures promulgated thereunder, including without limitation the Required Holding Period. Each grant of RSUs under the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Restricted Share Unit Agreement”), in such form as the Committee shall from time to time approve.  Such RSUs shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various Restricted Share Unit Agreements entered into under the Plan need not be identical. RSUs may be granted in consideration of a reduction in the recipient’s other compensation.

12.2.
Other than the par value of the Shares, no payment of cash shall be required as consideration for RSUs.  RSUs may or may not be subject to vesting as determined by the Committee which may be based on the passage of time and/or such performance criteria as deemed appropriate by the Committee.  Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Unit Agreement. Notwithstanding anything to the contrary herein, the performance criteria for any RSUs that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified in the Restricted Share Unit Agreement.

12.3.
No voting or dividend rights as a shareholder shall exist prior to the actual issuance of Shares in the name of the Grantee.  Each Restricted Share Unit Agreement shall specify its term and any conditions on the time or times for settlement, and provide for expiration prior to the end of its term in the event of termination of employment or service providing to the Company, and may provide for earlier settlement in the event of the Grantee’s death, Disability or other events.

12.4.
Settlement of vested RSUs shall be made in the form of Shares. Distribution to a Grantee of an amount (or amounts) from settlement of vested RSUs can be deferred to a date after settlement as determined by the Committee. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until the grant of RSUs is settled, the number of such RSUs shall be subject to adjustment pursuant hereto.

13.	OTHER SHARE OR SHARE-BASED AWARDS.

The Committee may grant other Awards under the Plan pursuant to which Shares (which may, but need not, be Restricted Shares pursuant to Section 11 hereof), cash or a combination thereof, are or may in the future be acquired or received, or Awards denominated in stock units, including units valued on the basis of measures other than market value. The Committee may also grant stock appreciation rights without the grant of an accompanying option, which rights shall permit the Grantees to receive, at the time of any exercise of such rights, cash equal to the amount by which the Fair Market Value of all Shares in respect to which the right was granted exceeds the exercise price thereof.  The Committee may, and it is hereby deemed to be an Award under the terms of the Plan, grant to Grantees (including employees) the opportunity to purchase Shares of the Company in connection with any public offerings of the Company’s securities. Such other Share-based Awards may be granted alone, in addition to, or in tandem with any Award of any type granted under the plan and must be consistent with the purposes of the Plan.

14.	EFFECT OF CERTAIN CHANGES.

14.1.
General. In the event of a subdivision of the outstanding share capital of the Company, any payment of a stock dividend (distribution of Bonus Shares), a recapitalization, a reorganization (which may include a combination or exchange of shares), a consolidation, a stock split, a reverse stock split, a spin-off or other corporate divestiture or division, a reclassification or other similar occurrence, the Committee shall make such adjustments as determined by the Committee to be appropriate in order to adjust (i) the number of Shares available for grants of Awards, (ii) the number of Shares covered by outstanding Awards, and (iii) the exercise price per Share covered by any Award; provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share and that the Company shall have no obligation to make any cash or other payment with respect to such fractional shares.

14.2.
Merger and Sale of Company.  In the event of (i) a sale of all or substantially all of the assets of the Company; or (ii) a sale (including an exchange) of all or substantially all of the Shares of the Company; (iii) a merger, consolidation, amalgamation or like transaction of the Company with or into another corporation; (iv) a scheme of arrangement for the purpose of effecting such sale, merger or amalgamation; or (v) such other transaction that is determined by the Committee to be a transaction having a similar effect (all such transactions being herein referred to as a “Merger/Sale”), then, without the Grantee’s consent and action:

14.2.1.
The Committee in its sole and absolute discretion may cause that any Award then outstanding shall be assumed or an equivalent Award shall be substituted by such successor corporation of the Merger/Sale or any parent or Affiliate thereof as determined by the Board is its discretion (the “Successor Corporation”), under substantially the same terms as the Award;

For the purposes of this Section 14.2.1, the Award shall be considered assumed if, following a Merger/Sale, the Award confers on the holder thereof the right to purchase or receive, for each Share underlying an Award immediately prior to the Merger/Sale, either (i) the consideration (whether stock, cash, or other securities or property) distributed to or received by holders of Shares in the Merger/Sale for each Share held on the effective date of the Merger/Sale (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares), which may be subject to vesting and other terms as determined by the Committee in its sole discretion, or (ii) regardless of the consideration received by the holders of Shares in the Merger/Sale, solely shares (or their equivalent) of the Successor Corporation at a value to be determined by the Committee in its discretion, which may be subject to vesting and other terms as determined by the Committee in its discretion. The foregoing shall not limit the Committee authority to determine, in its sole discretion, that in lieu of such assumption or substitution of Awards for Awards of the Successor Corporation, such Award will be substituted for any other type of asset or property, including under Section 14.2.2 hereunder.

14.2.2.
In the event that the Awards are not assumed or substituted by an equivalent Award, then the Committee may (but shall not be obligated to), in lieu of such assumption or substitution of the Award and in its sole discretion, (i) provide for the Grantee to have the right to exercise the Award, or otherwise for the acceleration of vesting of such Award, as to all or part of the Shares, including Shares covered by the Award which would not otherwise be exercisable or vested, under such terms and conditions as the Committee shall determine, including the cancellation of all unexercised Awards upon closing of the Merger/Sale; and/or (ii) provide for the cancellation of each outstanding Award at the closing of such Merger/Sale, and payment to the Grantee of an amount in cash as determined by the Committee to be fair in the circumstances, subject to such terms and conditions as determined by the Committee.

Notwithstanding the foregoing, in the event of a Merger/Sale, the Committee may determine, in its sole discretion, that upon completion of such Merger/Sale, the terms of any Award be otherwise amended, modified or terminated, as the Committee shall deem in good faith to be appropriate, and if an Option Award, that the Option Award shall confer the right to purchase or receive any other security or asset, or any combination thereof, or that its terms be otherwise amended, modified or terminated, as the Committee shall deem in good faith to be appropriate. Neither the authorities and powers of the Committee under this Section 14.2.2, nor the exercise or implementation thereof, shall (i) be restricted or limited in any way by any adverse consequences (tax or otherwise) that may result to any holder of an Award, and (ii) as, inter alia, being a feature of the Award upon its grant, be deemed to constitute a change or an amendment of the rights of such holder under this Plan, nor shall any such adverse consequences (as well as any adverse tax consequences that may result from any tax ruling or other approval or determination of any relevant tax authority) be deemed to constitute a change or an amendment of the rights of such holder under this Plan.

14.1.
Reservation of Rights. Except as expressly provided in this Section 14.3, the Grantee of an Award hereunder shall have no rights by reason of any subdivision or consolidation of shares of any class or the payment of any stock dividend (bonus shares), any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, Merger/Sale, or consolidation, divestiture or spin-off of assets or shares of another company.  Any issue by the Company of shares of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, type or price of shares subject to an Award.  The grant of an Award pursuant to the Plan shall not affect in any way the right of power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

15.	NON-TRANSFERABILITY OF AWARDS; SURVIVING BENEFICIARY.

15.1.
All Awards granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution.  Awards may be exercised or otherwise realized, during the lifetime of the Grantee, only by the Grantee or by his guardian or legal representative, to the extent provided for herein.  Any transfer of an Award not permitted hereunder (including transfers pursuant to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse) and any grant of any interest in any Award to, or creation in any way of any interest in any Award by, any party other than the Grantee shall be null and void and shall not confer upon any party or person, other than the Grantee, any rights.  A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee's estate shall be deemed to be the Grantee's beneficiary.  Notwithstanding anything to the contrary herein, upon the request of the Grantee and subject to Applicable Law the Committee, at its sole discretion, may permit to transfer the Award to a “family member” as defined in the General Instructions to Form S-8 (or equivalent or successor form) under the Securities Act.

15.2.
Subject to the last sentence of Section 15.1, as long as the Shares are held by the Trustee in favor of the Grantee, all rights possessed by the Grantee over the Shares are personal, and may not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

16.	CONDITIONS UPON ISSUANCE OF SHARES

16.1.
Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Award, unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws as determined by counsel to the Company.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.2.
Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, and make other representations as may be required under applicable securities laws if, in the opinion of counsel for the Company, such representations are required, all in form and content specified by the Company.

17.	INTENTIONALLY OMITTED

18.	AGREEMENT BY GRANTEE REGARDING TAXES.

18.1.
As a condition of exercise of an Award, the release of Shares by the Trustee or the expiration of the Restricted Period, a Grantee shall agree that, no later than the date of such occurrence, he will pay to the Company or make arrangements satisfactory to the Committee and the Trustee (if applicable) regarding payment of any applicable taxes of any kind required by Applicable Law to be withheld or paid.

18.2.
ALL TAX CONSEQUENCES UNDER ANY APPLICABLE LAW WHICH MAY ARISE FROM THE GRANT OF ANY AWARDS OR THE EXERCISE THEREOF, THE SALE OR DISPOSITION OF ANY SHARES GRANTED HEREUNDER OR ISSUED UPON EXERCISE OF ANY AWARD OR FROM ANY OTHER ACTION OF THE GRANTEE IN CONNECTION WITH THE FOREGOING SHALL BE BORNE AND PAID SOLELY BY THE GRANTEE, AND THE GRANTEE SHALL INDEMNIFY THE COMPANY, ITS SUBSIDIARIES AND AFFILIATES AND THE TRUSTEE, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PENALTY, INTEREST OR INDEXATION THEREON. EACH GRANTEE AGREES TO, AND UNDERTAKES TO COMPLY WITH, ANY RULING, SETTLEMENT, CLOSING AGREEMENT OR OTHER SIMILAR AGREEMENT OR ARRANGEMENT WITH ANY TAX AUTHORITY IN CONNECTION WITH THE FOREGOING WHICH IS APPROVED BY THE COMPANY.

THE GRANTEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING AWARDS HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE GRANTEE ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE GRANTEE.

18.3.
The Company or any Subsidiary or Affiliate may take such action as it may deem necessary or appropriate, in its discretion, for the purpose of or in connection with withholding of any taxes which the Company or any Subsidiary or Affiliate is required by any Applicable Law to withhold in connection with any Awards (collectively, “Withholding Obligations”).  Such actions may include, without limitation, (i) requiring a Grantees to remit to the Company in cash an amount sufficient to satisfy such Withholding Obligations; (ii) subject to Applicable Law, allowing the Grantees to provide Shares to the Company, in an amount that at such time, reflects a value that the Committee determines to be sufficient to satisfy such Withholding Obligations; (iii) withholding Shares otherwise issuable upon the exercise of an Award at a value which is determined by the Committee to be sufficient to satisfy such Withholding Obligations; or (iv) any combination of the foregoing.  The Company shall not be obligated to allow the exercise of any Award by or on behalf of a Grantee until all tax consequences arising from the exercise of such Award are resolved in a manner acceptable to the Company.

18.4.
Each Grantee shall notify the Company in writing promptly and in any event within ten (10) days after the date on which such Grantee first obtains knowledge of any tax bureau inquiry, audit, assertion, determination, investigation, or question relating in any manner to the Awards granted or received hereunder or Shares issued thereunder and shall continuously inform the Company of any developments, proceedings, discussions and negotiations relating to such matter, and shall allow the Company and its representatives to participate in any proceedings and discussions concerning such matters.  Upon request, a Grantee shall provide to the Company any information or document relating to any matter described in the preceding sentence, which the Company, in its discretion, requires.

19.	RIGHTS AS A STOCKHOLDER; VOTING AND DIVIDENDS.

19.1.
Subject to Section 11.7, a Grantee shall have no rights as a shareholder of the Company with respect to any Shares covered by the Award until the date of the issuance of a share certificate to the Grantee for such Shares. The Grantee shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any Award, nor shall they be deemed to be a class of shareholders, until registration of the Grantee as the holder of such Shares in the Company’s register of shareholders upon exercise of the Award in accordance with the provisions of the Plan. In the case of 102 Option Awards or 3(9) Option Awards (if such Share Options are being held by a Trustee), a Trustee shall have no rights as a shareholder of the Company with respect to any Shares covered by such Award until the date of the issuance of a share certificate to the Grantee for such Shares for the Grantee’s benefit, and the Grantee shall have no rights as a shareholder of the Company with respect to any Shares covered by the Award until the date of the release of such Shares from the Trustee to the Grantee and the issuance of a share certificate to the Grantee for such Shares.~~.~~ No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such share certificate is issued, except as provided in Section 14 hereof.

19.2.	The Company may, but shall not be obligated to, register or qualify the sale of Shares under any applicable securities law or any other applicable law.

19.3.
With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise or realization of Awards purchased by the Grantee and held by the Grantee or by the Trustee, as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s charter documents (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

20.	NO REPRESENTATION BY COMPANY.

By granting the Awards, the Company is not, and shall not be deemed as, granting any representation or warranties to the Grantee regarding the Company, its business affairs, its prospects or the future value of its Shares.

21.	NO RETENTION RIGHTS.

Nothing in the Plan or in any Award granted or agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of, or be in a consultant, advisor, director, officer or supplier relationship with, the Company or any Subsidiary or Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee's employment or service. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues to be employed by, or be in a consultant, advisor, director, officer or supplier relationship with, the Company or any Subsidiary or Affiliate.

22.	PERIOD DURING WHICH AWARDS MAY BE GRANTED.

Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from the Effective Date.  From the tenth (10th) anniversary of the Effective Date no grants of Awards may be made and the Plan shall continue to be in full force and effect solely with respect to such Awards that remain outstanding. The Plan shall terminate at such time after the tenth (10th) anniversary of the Effective Date that no Awards remain outstanding.

23.	TERM OF AWARD

Anything herein to the contrary notwithstanding, but without derogating from the provisions of Sections 6.6, 6.7 or 8.2 hereof, if any Award, or any part thereof, has not been exercised and the Shares covered thereby not paid for within the term of the Award as determined by the Committee, which in any event shall not exceed ten (10) years after the date on which the Award was granted, as set forth in the Award Agreement in the Grantee’s Award, such Award, or such part thereof, and the right to acquire such Shares shall terminate, and all interests and rights of the Grantee in and to the same shall expire.  In the case of Shares held by a Trustee, the Grantee shall elect whether to release such Shares from trust or sell the Shares and upon such release or sale such trust shall expire.

24.	AMENDMENT AND TERMINATION OF THE PLAN.

The Board at any time and from time to time may suspend, terminate, modify or amend the Plan, whether retroactively or prospectively; provided, however, that, unless otherwise determined by the Board, an amendment which requires shareholder approval in order for the Plan to continue to comply with any Applicable Law shall not be effective unless and until approved by the requisite vote of shareholders, and provided further that except as provided herein, no suspension, termination, modification or amendment of the Plan may adversely affect any Award previously granted, unless the written consent of the respective Grantee is obtained.

25.	APPROVAL.

25.1.
The Plan shall be effective as of its adoption by the Board (the “Effective Date”), except that solely with respect to grants of Incentive Stock Options the Plan shall also be subject to approval within one year of the Effective Date, by a majority of the votes cast on the proposal at a meeting or a written consent of shareholders.  Failure to obtain approval by the shareholders shall not in any way derogate from the valid and binding effect of any grant of an Award, which is not an Incentive Stock Option. Upon approval of the Plan by the shareholders of the Company as set forth above, all Incentive Stock Options granted under the Plan on or after the Effective Date shall be fully effective as if the shareholders of the Company had approved the Plan on the Effective Date.  Notwithstanding the foregoing, in the event that approval of the Plan by the shareholders of the Company is required under Applicable Law, in connection with the application of certain tax treatment or pursuant to applicable stock exchange rules or regulations or otherwise, such approval shall be obtained within the time required under the Applicable Law.

25.2.	The 102 Awards are subject to the approval, if required, of the ITA and receipt by the Company of all approvals thereof.

26.	RULES PARTICULAR TO SPECIFIC COUNTRIES

Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be amended with respect to a particular country by means of an appendix to the Plan, and to the extent that the terms and conditions set forth in any appendix conflict with any provisions of the Plan, the provisions of the appendix shall govern.  Terms and conditions set forth in the Appendix shall apply only to Awards granted to a Grantee under the jurisdiction of the specific country that is the subject of the appendix and shall not apply to Awards issued to a Grantee not under the jurisdiction of such country.  The adoption of any such appendix shall be subject to the approval of the Board or Committee, and if required in connection with the application of Applicable Law, pursuant to applicable stock exchange rules or regulations or otherwise, then also the approval of the shareholders of the Company at the required majority.

27.	GOVERNING LAW; JURISDICTION.

The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Israel, except with respect to matters that are subject to tax laws, regulations and rules in any specific jurisdiction, which shall be governed by the respective laws, regulations and rules of such jurisdiction.  Certain definitions, which refer to laws other than the laws of such jurisdiction, shall be construed in accordance with such other laws.  The competent courts located in Tel-Aviv-Jaffa, Israel shall have exclusive jurisdiction over any dispute arising out of or in connection with this Plan and any Award granted hereunder, and by signing any agreement relating to an Award hereunder each Grantee irrevocably submits to such exclusive jurisdiction.

28.	NON-EXCLUSIVITY OF THE PLAN.

Neither the adoption of the Plan by the Board nor the submission of the Plan to shareholders of the Company for approval (to the extent required under Applicable Law), shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company or any Subsidiary now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term or long-term incentive plans.

29.	MISCELLANEOUS.

29.1.	Additional Terms. Each Award awarded under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

29.2.
Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction. In addition, if any particular provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing such provision as to such characteristic so that the provision is enforceable to fullest extent compatible with the applicable law as it shall then appear.

29.3.
Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Plan and any grants made hereunder are exempt from Section 409A of the Code or are structured in a manner that would not cause a Grantee to be subject to taxes and interest pursuant to Section 409A of the Code. This Plan and any grants made hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause this Plan or any grant made hereunder to become subject to taxation under Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Committee without the consent of Grantees).

29.4.
Captions and Titles. The use of captions and titles in this Plan or any Option Agreement, Restricted Share Agreement or other Award related agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such agreement.

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